BlackRock Mid Cap Value Opportunities Fund, Inc.

77(I)

Terms of new or amended securities

Effective September 29, 2006, the establishment and designation of Classes are as follows:

1.

The Class A Shares are redesignated Investor A Shares.  The Investor A Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class A Shares.

2.

The Class B Shares are redesignated Investor B Shares.  The Investor B Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class B Shares.

3.

The Class C Shares are redesignated Investor C Shares.  The Investor C Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class C Shares.

4.

The Class I Shares are redesignated Investor A Shares.  The Institutional Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class I Shares.

5.

The classes of Shares established and designated are as follows:

a.

Investor A Shares

b.

Investor B Shares

c.

Investor C Shares

d.

Institutional Shares